As filed with the Securities and Exchange Commission on March 14, 2003

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOTAL FINA ELF S.A.
(Exact name of registrant as specified in its charter)

Republic of France	98-0227345

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2 place de la Coupole
92078 Paris La Défense Cedex
France
Phone: (011-33-1) 47.44.45.46
(Address of principal executive offices) (Zip code)

TOTAL FINA ELF S.A.
2002 STOCK OPTION PLAN

TOTAL FINA ELF S.A.
2001 STOCK OPTION PLAN

TOTAL FINA ELF S.A.
2000 STOCK OPTION PLAN

TOTAL FINA S.A.
1999 STOCK OPTION PLAN

TOTAL S.A.
1998 STOCK OPTION PLAN
(Full Title of the Plans)

Robert Hammond
Total Fina Elf Services Inc.
444 Madison Avenue
42nd Floor
New York, New York 10022-6903
(212) 922-3065

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered(1)	registered(2)	share(3)	price(3)	registration fee(4)

Shares, nominal value 10 euros per share	154,940	$174.4	$27,021,536

	73,580	185.3	13,634,374

	99,100	179.2	17,758,720

	87,850	124.5	10,937,325

	30,600	103.3	3,160,980

Total	446,070		72,512,935	$3,649.58

(1)	The Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares.

(2)	The maximum aggregate number of Shares granted to U.S persons under all of the following plans sponsored by Total Fina Elf S.A., in the following order: 2002 Stock Option Plan, 2001 Stock Option Plan, 2000 Stock Option Plan, 1999 Stock Option Plan and the 1998 Stock Option Plan.

(3)	Pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, the maximum offering price is based on the exercise price of the options granted under each plan as follows: 2002 Stock Option Plan, €158.3 (U.S. $174.4); 2001 Stock Option Plan, €168.2 (U.S. $185.3); 2000 Stock Option Plan, €162.7 (U.S. $179.2); 1999 Stock Option Plan, €113 (U.S. $124.5); and 1998 Stock Option Plan €93.8 (U.S. $103.3). The proposed maximum offering price per share and the proposed maximum aggregate offering price have been converted into U.S. dollars based on an exchange rate of US $1.1014 per €1.00, the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York, on March 7, 2003.

(4)	As a result of an overpayment by Total Fina Elf S.A. of the registration fee with respect to the Form S-8 filed on December 5, 2001 with respect to the Total Fina Elf Holdings USA, Inc. Employee Shareholder Plan 2001, Total Fina Elf S.A. has a credit of $2,216.72, which has been applied to reduce the $5,866.30 registration fee for this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by TOTAL FINA ELF S.A., a corporation organized under the laws of the Republic of France (the “Corporation” or the “Registrant”) are incorporated herein by reference:

          (1) The Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on June 26, 2002;

          (2) The Corporation’s Report of Foreign Issuer on Form 6-K furnished to the Commission on March 7, 2003, February 6, 2003, January 8, 2003, December 4, 2002, November 7, 2002, October 7, 2002, September 6, 2002, August 2, 2002 and July 10, 2002, in each case relating to the previous monthly period; and

          (3) The description of the Corporation’s Shares, nominal value 10 euros per share, provided in the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on June 26, 2002.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

     Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

     Not applicable.

Item 5.	Interest of Named Experts and Counsel.

     Not applicable.

Item 6.	Indemnification of Directors and Officers.

     The Corporation maintains liability insurance for directors and officers including insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed.

     Not applicable.

Item 8.	Exhibits.

4.1	Statuts (charter and bylaws) of the Corporation (as amended through May 7, 2002) (English translation) (incorporated by reference to the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on June 26, 2002).

*5.1	Opinion of Alain-Marc Irissou, French legal counsel to the Corporation.

*23.1	Consent of Accountants: Barbier Frinault & Autres (Ernst & Young Network) and KPMG S.A.

*23.2	Consent of Alain-Marc Irissou, French legal counsel to the Corporation (included in the opinion filed as Exhibit 5.1).

*24	Power of Attorney (included on page 7).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating

*	Filed herewith

to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on March 11, 2003.

TOTAL FINA ELF S.A.

By:	/s/ Charles Paris de Bollardière Charles Paris de Bollardière Treasurer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Thierry Desmarest, Robert Castaigne and Charles Paris de Bollardière, or any of them individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to act, without any other, for him or her and in his or her name, place, and stead, in any and all capacities, to sign a registration statement on Form S-8 (including under any other appropriate Form) of TOTAL FINA ELF S.A., a société anonyme, and any or all amendments (including post-effective amendments) thereto, to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, or any state regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on March 11, 2003, by the following persons in the capacities indicated.

Signatures	Title

/s/ Thierry Desmarest* Thierry Desmarest	Chairman, President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Robert Castaigne* Robert Castaigne	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Dominique Bonsergent* Dominique Bonsergent	Chief Accounting Officer (Principal Accounting Officer)

Yves Barsalou	Director

Daniel Bouton	Director

/s/ Bertrand Collomb* Bertrand Collomb	Director

/s/ Paul Desmarais Jr.* Paul Desmarais Jr.	Director

/s/ Xavier Dupont* Xavier Dupont	Director

Signatures	Title

/s/ Jacques Friedmann* Jacques Friedmann	Director

/s/ Professor Bertrand Jacquillat* Professor Bertrand Jacquillat	Director

/s/ Antoine Jeancourt-Galignani* Antoine Jeancourt-Galignani	Director

/s/ Anne Lauvergeon* Anne Lauvergeon	Director

Maurice Lippens	Director

/s/ Michel Pébereau* Michel Pébereau	Director

/s/ Thierry de Rudder* Thierry de Rudder	Director

/s/ Jürgen Sarrazin* Jürgen Sarrazin	Director

/s/ Robert Studer* Robert Studer	Director

/s/ Serge Tchuruk* Serge Tchuruk	Director

/s/ Pierre Vaillaud* Pierre Vaillaud	Director

/s/ Robert O. Hammond* Robert O. Hammond	Authorized Representative of the United States

*By:	/s/ Charles Paris de Bollardière Charles Paris de Bollardière Pursuant to power of attorney filed herewith

EXHIBIT INDEX

Exhibit Number	Description

4.1	Statuts (charter and bylaws) of the Corporation (as amended through May 7, 2002) (English translation) (incorporated by reference to the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Commission on June 26, 2002).

*5.1	Opinion of Alain-Marc Irissou, French legal counsel to the Corporation.

*23.1	Consent of Accountants: Barbier Frinault & Autres (Ernst & Young Network) and KPMG S.A.

*23.2	Consent of Opinion of Alain-Marc Irissou, French legal counsel to the Corporation (included in Exhibit 5.1).

*24	Power of Attorney (included on page 7).

*	filed herewith.